Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-201211, 333-204835, and 333-207945) and Form S-8 (No. 333-192594) of Arc Logistics Partners LP of our report dated March 14, 2017 relating to the consolidated financial statements, which appears in this Form 10‑K.

/s/ PricewaterhouseCoopers LLP
Houston, Texas
March 14, 2017